                                 EXHIBIT 7(a)

                               UNITED FOODS, INC.

                               OFFER TO PURCHASE
                     FOR CASH UP TO 1,000,000 SHARES OF ITS
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                         AT A PRICE OF $2.50 PER SHARE
 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 17, 1997, AS SUCH DATE MAY BE EXTENDED.

     United Foods, Inc., a Delaware corporation (the "Company"), is offering to purchase up to 1,000,000 shares of its Class A Common Stock, par value $1.00 per share and Class B Common Stock, par value $1.00 per share (the "Shares"), at a price of $2.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will treat the two classes of stock equally for all purposes in connection with the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     The Shares are listed and principally traded on the American Stock Exchange (the "Amex"). The Shares are also listed and traded on the Pacific Exchange (the "PE"). On May 16, 1997, the last trading day before the day on which the Company announced its intention to commence the Offer, the closing sales price of the Class A Common Stock as reported by the Amex was $1 5/8 per share. No sale of Class B Common Stock occurred on May 16, 1997, but the then most recent sale was at $1 9/16 per share on May 15, 1997. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Questions and requests for assistance or for additional copies of this Offer may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

May 20, 1997

                               TABLE OF CONTENTS

SECTION                                                                PAGE
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
INTRODUCTION.........................................................    1
THE OFFER............................................................    1
1.       NUMBER OF SHARES, PRORATION; EXTENSION OF THE OFFER.........    1
2.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.................    2
3.       PROCEDURE FOR TENDERING SHARES..............................    3
         Proper Tender of Shares.....................................    3
         Signature Guarantees and Method of Delivery.................    3
         Federal Income Tax Withholding..............................    4
         Book-Entry Delivery.........................................    4
         Guaranteed Delivery.........................................    5
         Determinations of Validity; Rejection of Shares; Waiver of
         Defects; No Obligation to Give Notice of Defects............    5
4.       WITHDRAWAL RIGHTS...........................................    5
5.       ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE
         PRICE.......................................................    6
6.       CERTAIN CONDITIONS OF THE OFFER.............................    7
7.       PRICE RANGE OF THE SHARES; DIVIDENDS........................    8
8.       PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..........    9
9.       CERTAIN INFORMATION CONCERNING THE COMPANY..................   12
         Historical and Unaudited Pro Forma Financial Information....   12
         Additional Information......................................   14
10.      SOURCE AND AMOUNT OF FUNDS..................................   14
11.      TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.........   15
12.      CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS.....   15
13.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   15
14.      EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS.....   18
15.      FEES AND EXPENSES...........................................   19
16.      MISCELLANEOUS...............................................   19

To the Holders of Class A and Class B Common Stock of United Foods, Inc.:

                                  INTRODUCTION

     United Foods, Inc., a Delaware corporation (the "Company"), is offering to purchase up to 1,000,000 shares of its Class A Common Stock, par value $1.00 per share and Class B Common Stock, par value $1.00 per share (the "Shares"), at a price of $2.50 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will treat the two classes of stock equally for all purposes in connection with the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     As of May 15, 1997, the Company had issued and outstanding 5,116,075 shares of Class A Common Stock and 5,693,854 shares of Class B Common Stock. As of May 15, 1997, 829,384 shares of Class A Common Stock were reserved for issuance pursuant to the exercise of employee stock options (the "Options"). The Company is not offering to purchase any of the Options. Holders of Options who wish to participate in the Offer must first exercise such Options, in accordance with the terms and provisions thereof. The maximum number of Shares that the Company is offering to purchase represents approximately 9.3% of the Shares outstanding as of May 15, 1997.

     If, before the Expiration Date (as defined in Section 1), more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered and not withdrawn, the Company will upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined below) who properly tender all of their Shares and then on a pro rata basis from all other stockholders who properly tender Shares. See Sections 1, 2 and 3. The Company will return all Shares not purchased under the Offer, including Shares not purchased because of proration. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of the Depositary and Information Agent incurred in connection with the Offer.

     The Shares are listed and principally traded on the Amex. The Shares are also listed on the PE. On May 16, 1997, the last trading day before the day on which the Company announced its intention to commence the Offer, the closing sales price of the Class A Common Stock as reported by the Amex was $1 5/8 per share. No sale of Class B Common Stock occurred on May 16, 1997, but the then most recent sale was at $1 9/16 per share on May 15, 1997. See Section 7. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                                   THE OFFER

1. NUMBER OF SHARES, PRORATION; EXTENSION OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 1,000,000 Shares or such lesser number of Shares as are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 4) at the Purchase Price. The term "Expiration Date" means 5:00 p.m., New York City time, on June 17, 1997, unless and until the Company shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

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

See Section 14 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. If the Offer is oversubscribed, Shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     The Offer is not conditioned on any minimum number of Shares being validly tendered. The Offer is, however, subject to certain other conditions. See
Section 6.

     If (a) the Company (i) increases or decreases the price to be paid for Shares, (ii) increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or
(iii) decreases the number of Shares being sought and (b) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase, decrease or waiver is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. The Company expressly reserves the right, in its sole discretion, to amend the Offer and purchase more than 1,000,000 Shares pursuant to the Offer, but does not currently expect to do so. See Section 14.

     All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration and Shares tendered and withdrawn, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following proration or withdrawal, as the case may be.

     Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date the number of Shares properly tendered and not withdrawn is greater than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will accept Shares for purchase in the following order of priority:

          (a) first, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who: (i) tenders all Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and (ii) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) then, after purchase of all of the foregoing Shares, all other Shares properly tendered and not withdrawn before the Expiration Date on a pro rata basis.

     In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until at least approximately eight Amex trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers or financial advisors.

     As described in Section 13, because of proration the Company may not purchase from a stockholder all of the shares tendered pursuant to the Offer, thus potentially affecting the United States federal income tax consequences to the stockholder. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares properly tendered and not withdrawn on or before the Expiration Date by or on

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

behalf of stockholders who beneficially owned as of the close of business on May 15, 1997, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). See Section 1. To avoid proration, however, an Odd Lot Owner must properly tender all Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to owners of 100 or more Shares, even if such owners have separate stock certificates for fewer than 100 Shares. Any Odd Lot Owner wishing to tender all Shares beneficially owned by the Odd Lot Owner pursuant to this Offer must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Section 3.

     The Company reserves the right, but will not be obligated, to purchase all shares properly tendered and not withdrawn by any stockholder who has so tendered all Shares owned by the stockholder beneficially or of record and as a result of proration would the own an aggregate of fewer than 100 Shares.

3. PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer:

          i. the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof, in the case of an Eligible Institution as defined herein), with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

          ii. the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     A tender of Shares made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation that (i) such stockholder has a "net long position" in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) the tender of such Shares complies with Rule 14e-4.

     It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person to tender Shares for such person's own account unless the person so tendering at the time of tender and as of the Expiration Date has a net long position at least equal to the number of Shares tendered and:

          a. owns the number of Shares tendered; or

          b. owns other securities convertible into or exchangeable for such Shares or owns an option, warrant or right to purchase such Shares and will acquire Shares for tender by conversion, exchange or exercise of such option, warrant or right.

     Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered owner of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "DTC") or the Philadelphia Depository Trust Company (the "PDTC") (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith, and payment and delivery are to be made directly to such registered owner at such owner's address shown on the records of the Company, or if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association Inc. (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made,

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

or Shares not purchased or tendered are to be issued, to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or facsimile thereof, in the case of an Eligible Institution) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Federal Income Tax Withholding. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a stockholder or other payee pursuant to the Offer unless the stockholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering stockholder, other than a noncorporate foreign stockholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Noncorporate foreign stockholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. In the case of any foreign stockholder, the Depositary will withhold 30% of the Purchase Price of Shares purchased from such stockholder in order to satisfy certain withholding requirements, unless such foreign stockholder proves in a manner satisfactory to the Company and the Depositary that either (i) the sale of its Shares pursuant to the Offer will qualify as a sale or exchange, rather than a dividend, for federal income tax purposes (see Section 13), in which case no withholding will be required, or
(ii) the foreign stockholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Depositary will withhold at the reduced treaty rate.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof, in the case of an Eligible Institution), with any required signature guarantees and other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

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

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          a. such tender is made by or through an Eligible Institution;

          b. the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          c. the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Amex trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, a tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 Midnight, New York City time, on July 16, 1997.

     If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     For a withdrawal to be effective, the Depositary must receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written, telegraphic or facsimile transmission notice of withdrawal on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible

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

Institution). If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered before the Expiration Date by again following any of the procedures described in Section 3.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will purchase and pay the Purchase Price for 1,000,000 Shares (subject to increase or decrease as provided in Section 1 and Section 14) or such lesser number of Shares as are properly tendered and not withdrawn as permitted in Section 4. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares which are validly tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until at least approximately eight Amex trading days after the Expiration Date. Certificates for all Shares not purchased will be returned (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date without expense to the tendering stockholder.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation by a Book-Entry Transfer Facility of book-entry transfer of such Shares to the Depositary), a properly completed and duly executed Letter of Transmittal (or facsimile thereof, in the case of an Eligible Institution) with any required signature guarantees and any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE COMPANY, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if certificates for Shares not tendered or accepted for purchase are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A NONCORPORATE FOREIGN STOCKHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITH-

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

HOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

6. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, subject to any applicable rules and regulations under the Exchange Act, including Rule 13e-4(f), the Company shall not be required to accept for payment, purchase or pay for any shares tendered, may delay the acceptance for payment of or payment for any shares tendered, and may terminate or amend the Offer, if at any time after May 19, 1997 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following shall have occurred (or shall have been determined by the Company to have occurred):

          a. there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which
     (i) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the sole judgment of the Company, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          b. there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          c. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;
     (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations, prospects or the trading in the Shares; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on May 19, 1997;

          d. any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity;

          e. any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company; or

          f. (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership in a
     Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission prior to May 19, 1997); (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or (iii) any person, entity or group, other than James I. Tankersley and/or Daniel B. Tankersley, shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion; provided, however, that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than those relating to the receipt of certain necessary governmental approvals, must be satisfied or waived prior to the Expiration Date. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Shares will be final and binding on all parties.

7. PRICE RANGE OF THE SHARES; DIVIDENDS

     The Shares are listed on the Amex and the PE, and principally traded on the Amex. The following table sets forth, for each period shown, the high and low sales prices of the Shares as reported by the Amex:

                                                         CLASS A               CLASS B
                                                       COMMON STOCK          COMMON STOCK
                                                       PRICE RANGE           PRICE RANGE
                                                    ------------------    ------------------
                                                     HIGH        LOW       HIGH        LOW
                                                    -------    -------    -------    -------
FISCAL YEAR 1996
Quarter ended May 31, 1995........................    2 5/8      2          2 3/4      2 1/8
Quarter ended August 31, 1995.....................    2 9/16     1 5/8      2 9/16     1 3/4
Quarter ended November 30, 1995...................    2 5/16     1 3/4      2 1/2      1 3/4
Quarter ended February 29, 1996...................    2 1/8      1 5/8      2 1/8      1 5/8
FISCAL YEAR 1997
Quarter ended May 31, 1996........................    2 1/8      1 3/4      2 1/8      1 3/4
Quarter ended August 31, 1996.....................    2 1/4      1 5/8      2 1/4      1 3/4
Quarter ended November 30, 1996...................    1 15/16    1 5/8      2          1 5/8
Quarter ended February 28, 1997...................    1 7/8      1 1/2      1 7/8      1 1/2

     The Company has not declared or paid a cash dividend on the Shares in the last two years(1). On May 16, 1997, the last trading day before the day on which the Company announced its intention to commence the Offer, the closing sales price of the Class A Common Stock as reported by the Amex was $1 5/8 per share. No sale of Class B Common Stock occurred on May 16, 1997, but the then most recent sale was at $1 9/16 per share on May 15, 1997. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the matters discussed below as well as factors described in the Company's Annual Report of Form 10-K for the fiscal year ended February 28, 1997.

     The current market prices of the Shares are less than their book value. The Company believes that such market prices do not adequately reflect the value of the Company's business, assets and prospects. The Company believes that the purchase of its Shares at this time represents a good use of a substantial portion of the cash, cash equivalents and credit it has available and is an attractive investment opportunity for the Company. The Offer will afford to stockholders the opportunity to dispose of Shares without the usual transaction costs associated with a market sale. Stockholders whose Shares are not purchased in the Offer will obtain an increase in their ownership interest in the Company and thus in the Company's assets and future earnings, subject to the Company's right to sell or issue additional shares and other equity securities. The Company and its Board of Directors believe that the purchase of the Shares covered by the Offer at this time represents an attractive investment opportunity that will benefit the Company and its stockholders. The Company and its Board of Directors believe that the Offer is in the best interest of the Company and its stockholders.

     Shares the Company acquires pursuant to the Offer initially will be held in the Company's treasury or retired (or a combination thereof) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the Amex or the PE) for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company's business, the distribution of stock dividends and the implementation of, or the satisfaction of obligations under, employee benefit plans. The Company has no present plans for the use of the Shares acquired pursuant to the Offer.

     The Company has been advised that none of its executive officers and directors and none of the members of the Tankersley family currently intend to tender Shares pursuant to the Offer.

     James I. Tankersley and Daniel B. Tankersley have advised the Company that the Offer is not a "Rule 13e-3 transaction" or a step in any series of transactions constituting a Rule 13e-3 transaction. A Rule 13e-3 transaction (also known as a "going private" transaction) is defined in Rule 13e-3 under the Exchange Act to include a transaction such as the Offer if it has either a reasonable likelihood or a purpose of producing, either directly or indirectly, the effect of causing a class of equity securities that is registered under
Section 12(b) or 12(g) of the Exchange Act to be neither listed on the Amex, the PE or another national securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders, which could adversely affect the liquidity and market value of the remaining Shares. Nonetheless, the Company believes that there still will be a sufficient number of Shares outstanding and publicly traded following the consummation of the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the Amex and the PE,

---------------

(1) Restrictive covenants in various loan agreements limit retained earnings available for payment of dividends to $5,393,000 at February 28, 1997 (See Note 3 -- Notes to Financial Statements).

the Company does not believe the purchase by the Company of Shares pursuant to the Offer will cause its remaining Shares to be delisted from either of such exchanges.

     According to the Amex's published guidelines, the Amex would consider delisting the Shares if, among other things, the number of holders of round lots should fall below 300, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("Amex Excluded Holdings"), should drop below 200,000 Shares or the aggregate market price of publicly held Shares (exclusive of Amex Excluded Holdings) should fall below $1,000,000. The published guidelines of the Amex also state that any development which substantially reduces the number of holders of shares may occasion review of continued listing by Amex. The Board of Directors does not believe any such review would result in delisting of the Shares as a result of the Offer.

     According to the PE's published guidelines, the PE would consider delisting the Shares if, among other things, the number of holders of Shares should fall below 800, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("PE Excluded Holdings")), should drop below 500,000 or the aggregate market price of publicly held Shares (exclusive of PE Excluded Holdings) should fall below $3,000,000. The published guidelines of the PE also state that it will examine qualitative criteria, which may include unwarranted use of company funds for the repurchase of equity securities as a factor which could lead to delisting. The Board of Directors does not believe that the repurchase of Shares pursuant to the Offer would be considered unwarranted or would result in the delisting of the Shares.

     The market value of the Shares remaining after the Company's purchase of Shares pursuant to the Offer also may be adversely affected because the Purchase Price is substantially in excess of recent market prices at which the Shares have traded prior to announcement of the Company's intention to commence the Offer. The Company has not undertaken any studies or made any analysis of the market prices at which the remaining Shares are likely to trade following consummation of the Offer, and can provide no assurance as to the market value of the Shares following the Company's purchase pursuant to the Offer.

     The reduction in cash assets or the increased borrowings resulting from purchase of Shares pursuant to the Offer will reduce the resources of the Company available to make acquisitions and other capital investments. While the Company regularly reviews its business strategy and evaluates various options available to it, the Company does not currently contemplate any acquisition or other strategic investment.

     It is possible that the purchase of Shares pursuant to the Offer may cause an "ownership change" with respect to the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, an ownership change would be deemed to occur if, immediately following the Company's purchase of Shares pursuant to the Offer, the percentage of Shares owned by one or more stockholders who then own five percent or more of the outstanding Shares has increased, in the aggregate, by more than 50 percentage points over the lowest percentage owned by such stockholders during the three-year period ending on the day that the Shares tendered pursuant to the Offer are purchased by the Company. The purchase of Shares pursuant to the Offer will continue to affect the determination of whether an ownership change occurs at some point in the next three years. If the Company experiences an ownership change, its ability to offset taxable income generated in taxable periods ending after the ownership change with its existing net operating loss carry forwards and the general business and minimum tax credit carry forwards will be subject to an annual limitation. The amount of the annual limitation is equal to the product of the value of the Company's outstanding stock determined after the completion of the Company's purchase of Shares pursuant to the Offer or future triggering event (reduced by certain capital contributions made in the two-year period prior to the ownership change) and the "long-term tax-exempt rate" (determined monthly and, for ownership changes occurring in the month of May, 1997, 5.64%). The Company will be required to pay federal income taxes in any year in which its taxable income exceeds the annual limitation, notwithstanding the existence of the net operating loss carryforwards and the general business and minimum tax credit carryforwards. The Company cannot predict whether an ownership change will occur as a result of the purchase of Shares pursuant to the Offer. If an ownership change does occur, the effect would depend upon the number and value of Shares remaining outstanding after such purchase and the federal long-term tax-exempt rate for the month of the ownership change; thus, this effect cannot be predicted with certainty. The Company, however, no longer has a net operating loss carryforward. Although the Company does have significant general business and minimum tax carryforwards, the use of these carryforwards is already limited by other sections of the Code. Accordingly, the Company does not believe that any limitation on the use of such carryforwards triggered by an ownership change will result in a material adverse change in the Company's financial condition or results of operations.

     As of May 15, 1997 the Company had issued and outstanding 10,809,929 Shares and had reserved for issuance upon exercise of outstanding stock options 829,384 Shares. Pursuant to the United Foods, Inc. Second Management Retirement Plan dated February 26, 1997, all holders of outstanding options have agreed to refrain from exercising such options in consideration of deferred compensation as provided in the plan. The 1,000,000 Shares the Company is offering to purchase represent approximately 9.3% of the Shares then outstanding. With respect to the election of directors, the holders of Class A Common Stock are entitled to elect 25% (or the next highest whole number) of the Company's Board of Directors, and the holders of the Class B Common Stock are entitled to elect the remaining directors. On matters requiring the two classes of common stock to vote together, the holders of Class A Common Stock are entitled to one tenth of a vote per share and the holders of Class B Common Stock are entitled to one vote per share. As of May 15, 1997 the Company's directors and executive officers as a group (14 persons) beneficially owned 4,412,395 shares of Class A Common Stock and 2,928,798 shares of Class B Common Stock, representing approximately 50.7% of the Class A Common Stock and 51.4% of the Class B Common Stock. As of May 15, 1997 James I. Tankersley and Daniel B. Tankersley beneficially owned 3,265,591 shares of Class A Common Stock and 2,866,198 shares of Class B Common Stock, representing approximately 40.9% of the Class A Common Stock and 50.3% of the Class B Common Stock. Beneficial ownership of the Class A Common Stock as set forth above includes beneficial ownership of Shares of Class A Common Stock which may be acquired upon the conversion of Class B Common Stock or upon the exercise of outstanding options. As of May 15, 1997 James I. Tankersley and Daniel B. Tankersley directly owned 399,393 shares of Class A Common Stock and 2,866,198 shares of Class B Common Stock, representing approximately 7.8% of the Class A Common Stock and 50.3% of the Class B Common Stock, respectively.

     Assuming the Company purchases 1,000,000 Shares and no Shares are tendered by directors, officers or affiliates of the Company, based on the Shares outstanding on May 15, 1997, the percentage of the outstanding Class A Common Stock and Class B Common Stock beneficially owned by the Company's directors and executive officers as a group may increase as a result of the Offer to as much as 57.2% of the Class A Common Stock (assuming only Class A Common Stock is purchased pursuant to the Offer) and 62.3% of the Class B Common Stock (assuming only Class B Common Stock is purchased pursuant to the Offer), respectively. Assuming the Company purchases 1,000,000 Shares and no Shares are tendered by directors, officers or affiliates of the Company, based on the Shares outstanding on May 15, 1997, the percentage of the outstanding Class A Common Stock and Class B Common Stock beneficially owned by James I. Tankersley and Daniel B. Tankersley will increase as a result of the Offer to as much as 46.8% of the Class A Common Stock (assuming only Class A Common Stock is purchased pursuant to the Offer) and 61.1% of the Class B Common Stock (assuming only Class B Common Stock is purchased pursuant to the Offer), respectively. Assuming the Company purchases 1,000,000 Shares and no Shares are tendered by directors, officers or affiliates of the Company, based on the Shares outstanding on May 15, 1997, the percentage of the outstanding Class A Common Stock and Class B Common Stock directly owned by James I. Tankersley and Daniel B. Tankersley will increase as a result of the Offer to as much as 9.7% of the Class A Common Stock (assuming only Class A Common Stock is purchased pursuant to the Offer) and 61.1% of the Class B Common Stock (assuming only Class B Common Stock is purchased pursuant to the Offer), respectively.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the repurchase of Shares pursuant to the Offer, the Company believes the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the

Commission's proxy rules in connection with meetings of the Company's stockholders. The Company does not believe that the purchase by the Company of Shares pursuant to the Offer will result in the Shares becoming eligible for deregistration under the Exchange Act.

     A tender offer by the Company for a portion of its Shares initially was proposed to the Company's Board of Directors by management of the Company at a meeting on April 19, 1997. The terms discussed at the April 19, 1997 meeting were similar to those embodied in the Offer. The final terms of the Offer were proposed by management and unanimously approved by the Executive Committee of the Board of Directors (the "Executive Committee") by action taken upon unanimous written consent on May 19, 1997. The Executive Committee unanimously determined that the Company would make no recommendation as to whether any stockholder should tender any or all of such stockholder's shares pursuant to the Offer. The Board of Directors did not authorize any committee of independent directors to evaluate or otherwise act in connection with the Offer and did not engage any investment banking firm to evaluate the financial terms of the Offer or otherwise assist in structuring the Offer.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

9. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company was incorporated under the laws of Texas on March 9, 1956 and became a Delaware corporation on September 30, 1983. The Company is a leading processor of frozen vegetables and fresh mushrooms, with six facilities located in Tennessee, Utah, Oregon and California. Its products are sold in retail grocery stores under the Pictsweet brand, and also to private label and food service accounts.

     Historical and Unaudited Pro Forma Financial Information. The table below sets forth summary historical financial information for the Company and summary unaudited pro forma financial information giving effect to the purchase of Shares pursuant to the Offer. The historical financial information for the fiscal years ended February 29, 1996 and February 28, 1997 (other than the ratios of earnings to fixed charges) has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended February 28, 1997, which is hereby incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified by reference to, the audited financial information and related notes thereto from which it has been derived. The summary unaudited pro forma financial information gives effect to the purchase of Shares pursuant to the Offer, based on certain assumptions described in the table, as if it had occurred on March 1, 1996 with respect to income statement data and on February 28, 1997 with respect to balance sheet data. The unaudited pro forma financial information should be read in conjunction with the historical financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or that may be obtained in the future.

                               SUMMARY HISTORICAL
                      AND UNAUDITED PRO FORMA INFORMATION

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

                                                                   YEAR ENDED
                                                               FEBRUARY 28 OR 29,
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
                                                              (AMOUNTS IN THOUSANDS
                                                                EXCEPT PER SHARE
                                                                DATA AND RATIOS)
STATEMENT OF OPERATIONS INFORMATION:
  Net sales and service revenue.............................  $ 195,820   $ 191,714
  Net income (loss).........................................        922        (660)
  Earnings (loss) per share of common stock and common stock
     equivalents............................................  $    0.08   $   (0.06)
  Weighted average common stock and common stock equivalents
     outstanding............................................     11,077      11,470
Ratio of Earnings to Fixed Charges(a).......................  1.39 to 1   0.74 to 1
BALANCE SHEET INFORMATION:
  Working capital...........................................  $  40,738   $  42,164
  Total assets..............................................    119,108     128,188
  Total assets, less goodwill...............................    119,108     128,188
  Total indebtedness........................................     63,652      73,654
  Stockholders' equity......................................     55,456      54,534
  Shares outstanding........................................     10,810      10,810
  Book value per share......................................  $    5.13   $    5.04

---------------

(a) Earnings used in computing the ratio of earnings to fixed charges consists of income before fixed charges and income taxes. Fixed charges consist of interest expense.

      PRO FORMA EFFECT OF PURCHASE OF 1,000,000 SHARES AT $2.50 PER SHARE

                                                                  YEAR ENDED FEBRUARY 28, 1997
                                                              ------------------------------------
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
                                                                (AMOUNTS IN THOUSANDS EXCEPT PER
                                                                     SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS INFORMATION:
  Net sales and service revenue.............................  $ 195,820                  $ 195,820
  Net income (loss).........................................        922         (148)          774
  Earnings (loss) per share of common stock and common stock
     equivalents............................................  $    0.08           --     $    0.08
  Weighted average common stock and common stock equivalents
     outstanding............................................     11,077       (1,000)       10,077
Ratio of Earnings to Fixed Charges(a).......................  1.39 to 1                  1.31 to 1

---------------

(a) Earnings used in computing the ratio of earnings to fixed charges consists of income before fixed charges and income taxes. Fixed charges consist of interest expense.

                                                                   AT FEBRUARY 28, 1997
                                                        ------------------------------------------
                                                        HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                        ----------      -----------      ---------
                                                          (AMOUNTS IN THOUSANDS EXCEPT PER SHARE
                                                                          DATA)
BALANCE SHEET INFORMATION:
  Working capital.....................................   $ 40,738                        $ 40,738
  Total assets........................................    119,108                         119,108
  Total assets, less goodwill.........................    119,108                         119,108
  Total indebtedness..................................     63,652         $ 2,700          66,352
  Stockholders' equity................................     55,456          (2,700)         52,756
  Shares outstanding..................................     10,810          (1,000)          9,810
  Book value per share................................   $   5.13                        $   5.38

     Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

     Such material can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy materials and other information about the Company are also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006 and the Pacific Exchange, 301 Pine Street, San Francisco, CA 94104. Copies also may be obtained by mail, upon payment of the Commission's customary charges, from the Commission's Public Reference Branch, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other material filed electronically by the Company with the Commission. The Company's Schedule 13E-4 will not be available at the Commission's regional offices.

10. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 1,000,000 Shares pursuant to the Offer, the total amount required by the Company to purchase such Shares and pay related fees and expenses will be approximately $2,700,000. The Company anticipates that it will fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash or by borrowings under that certain Loan Agreement, Revolving Credit Note and Security Agreement between First American National Bank ("First American") and the Company dated April 7, 1993, as amended (the "Revolver"). The Company has available credit of $18,000,000 under the Revolver at a rate equal to First American's prime rate or a Euro dollar rate, at the Company's option. The Revolver matures on June 1, 1999. Any indebtedness incurred pursuant to the Revolver is secured by certain of the Company's accounts receivable and inventory. The Revolver contains certain restrictive covenants including covenants pertaining to minimum tangible net worth, working capital, the ratio of debt to equity and a coverage ratio. The Revolver also restricts stock repurchases by the Company to $2,500,000 for the fiscal year ending February 28, 1998. The Company anticipates that borrowings under the Revolver to finance the purchase of Shares in the Offer will be repaid from cash generated from the Company's operations.

11. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding or proxies, consents or authorizations).

12. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to its business which might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligation under the Offer to accept Shares for payment is subject to certain conditions. See Section 6.

     Although repurchases of voting securities by issuers of securities are normally exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("Hart Scott"), the staff of the Federal Trade Commission has indicated that compliance may nonetheless be required when the result of such repurchases is to increase the percentage of voting securities held by a stockholder who may be deemed to control the issuer above a reporting threshold. The Company believes that compliance with Hart Scott is not required with respect to purchases of Shares pursuant to the Offer.

13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes certain federal income tax considerations to stockholders resulting from the sale of Shares pursuant to the Offer. These summaries are included for general information only. They do not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of his or her personal investment or tax circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws, such as, but not limited to, insurance companies, tax-exempt organizations or retirement accounts, financial institutions, dealers in securities, foreign corporations, and persons who are neither citizens nor residents of the United States; nor do these summaries discuss any aspect of state, local or foreign taxation. No legal opinion regarding such tax considerations is being rendered hereby. No rulings have been nor will be requested from the Internal Revenue Service (the "Service"), and the Service or a court may disagree with some of the conclusions set forth below.

     The following discussion is based on existing provisions of the Code, as amended, existing and proposed Treasury Department regulations (the "Regulations") and existing administrative interpretations and court decisions. Future legislation, Regulations, administrative interpretations or court decisions could significantly change such authorities, either prospectively or retroactively. The discussion is limited to Shares held as "capital assets" as defined by the Code.

EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THE STOCKHOLDER OF THE SALE OF SHARES PURSUANT TO THE OFFER AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     In general, sales of Shares by stockholders pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. As a result of such sale, a stockholder will, depending upon the stockholder's particular facts and circumstances, be treated for federal income tax purposes either as having sold the Shares tendered or as having received a dividend distribution from the Company with the consequences described below.

     Under Section 302 of the Code, a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. If any of those three tests is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares have been held for more than one year. Long-term capital gains of individuals, estates and trusts currently are subject to federal income tax at the maximum statutory rate of 28%. Gain or loss must be determined separately for each block of Shares (i.e., shares acquired at the same cost in a single transaction) that is exchanged pursuant to the Offer. The stockholder is permitted to designate which blocks of Shares are tendered pursuant to the Offer if less than all of such stockholders' Shares are tendered, and the order in which different blocks would be exchanged for cash in the event of proration pursuant to the Offer. Such designation may be made on the Letter of Transmittal. Stockholders should consult their tax advisors concerning the mechanics and desirability of such a designation.

     In determining whether any of the tests under Section 302 of the Code are satisfied, stockholders must take into account not only the Shares they actually own, but also Shares they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to such constructive ownership rules, a stockholder is deemed to own the Shares actually owned, and in some cases, Shares constructively owned by certain related individuals or entities, and any Shares that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The receipt of cash will be "substantially disproportionate" with respect to a stockholder within the meaning of Section 302(b) of the Code if the percentage of the outstanding voting stock of the Company actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

     The receipt of cash by a stockholder will result in a "complete redemption" of the stockholder's interest in the Company within the meaning of Section 302(b)(3) of the Code if either (a) all the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (b) all the Shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive and does effectively waive attribution of all Shares constructively owned by the stockholder in accordance with Section 302(c) of the Code.

     Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the stockholder's sales of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate interest may satisfy this test. For example, the Service has indicated in a published ruling that a 3.3% reduction in the proportionate interest of a small minority (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should, therefore, consult with tax advisors as to its application in their particular situations.

     Stockholders should be aware that, because proration may occur as to Shares tendered pursuant to the Offer, fewer than all such Shares may be purchased in the Offer. This must be taken into account in determining whether a stockholder is able to satisfy the tests under Section 302 of the Code for sale or exchange treatment. In general, however, stockholders who tender all of their Shares can expect to satisfy the "substantially disproportionate" test and thus recognize sale or exchange treatment, assuming all Shares constructively owned by such stockholder are also tendered.

     It may be possible for a tendering stockholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by such stockholder but are not purchased pursuant to the Offer. Correspondingly, a tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such stockholder or a related party whose Shares would be attributed to such stockholder. Stockholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

     If none of the three tests under Section 302 is satisfied and if, as is anticipated, the Company has sufficient earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without regard to gain or loss, if any). The stockholder's basis in the Shares tendered generally will be added to the basis of such stockholder's remaining Shares.

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock." Generally, if a dividends-received deduction is available, it is expected that the dividend will be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case such corporate stockholder's tax basis in Shares retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis will generally be subject to tax upon sale or disposition of those Shares. Corporate stockholders are urged to consult their tax advisors as to the effect of Section 1059 of the Code on their tax basis in Shares.

     A tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer.

     The Depositary will withhold federal income taxes equal to 30% of the gross amounts paid to a foreign stockholder or that stockholder's agent, unless the company determines (i) that a reduced rate of withholding applies pursuant to a tax treaty or (2) that an exemption from withholding applies because such gross amounts are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder generally is any stockholder that is not, under United States tax laws, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any State, or (iii) an estate or trust the income of which is subject to United States income taxation regardless of its source.

     Under current Regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of withholding. Therefore, the Company will determine the applicable rate of withholding by reference to a stockholder's address, unless the facts and circumstances indicate that such reliance is not warranted or if applicable law (such as an applicable treaty or regulation thereunder) requires some other method for determining a stockholder's residence.

     To claim an exemption from withholding on the grounds that gross amounts paid pursuant to the Offer are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States, the foreign stockholder must deliver to the Company a properly executed statement claiming such exemption. Such statement, on Service Form 4224, may be obtained from the Company. If the gross amounts are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States, the gross amounts (as adjusted by any applicable deductions) would be subject to United States federal income tax at regular graduated rates and would be exempt from the 30% withholding tax described above.

     A foreign stockholder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty or because such foreign stockholder meets the "complete termination", "substantially disproportionate," or "not essentially equivalent to a dividend" tests generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Service. Foreign stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

     Stockholders who do not tender any Shares will not incur any tax liability as a result of the Offer.

     The foregoing discussion may not apply to Shares acquired pursuant to certain compensation arrangements with the Company.

14. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Shares or by decreasing the number of Shares being sought in the Offer) or to waive the limitation on the maximum number of shares to be purchased pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by

Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (a) the Company (i) increases or decreases the price to be paid for Shares, (ii) increases the number of Shares being sought by an amount exceeding 2% of the outstanding Shares, or (iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase, decrease or waiver is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

     The Company has considered making an offer to purchase more than 1,000,000 Shares and reserves the right to amend the Offer to increase the number of Shares sought to be purchased pursuant to the Offer. Any such amendment would require an extension of the Offer for at least ten business days, to the extent described above. The Board of Directors has not authorized the Company to offer to purchase more than 1,000,000 Shares. Any increase in the number of Shares to be purchased would require the approval of the Company's lenders. The Company does not expect to increase the number of Shares covered by the Offer if such increase would cause the Offer to be deemed a Rule 13e-3 transaction (a going private transaction) or any step in any series of a transactions constituting a Rule 13e-3 transaction. Any increase in the number of Shares purchased in the Offer would increase the percentage of the outstanding Shares owned by James I. Tankersley and Daniel B. Tankersley following consummation of the Offer.

15. FEES AND EXPENSES

     The Company has retained First Union National Bank of North Carolina ("First Union") as Depositary and D.F. King & Co., Inc. ("D.F. King") as Information Agent in connection with the Offer. The Information Agent will assist stockholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and will also be reimbursed for certain out-of-pocket expenses, including the reasonable fees and expenses of their counsel. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither First Union nor D.F. King has been retained to make solicitations or recommendations in their respective roles as Depositary and Information Agent.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

16. MISCELLANEOUS

     The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               UNITED FOODS, INC.

May 20, 1997

                               UNITED FOODS, INC.

                               OFFER TO PURCHASE
                     FOR CASH UP TO 1,000,000 SHARES OF ITS
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                         AT A PRICE OF $2.50 PER SHARE

                        The Depositary for the Offer is:
                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                                                                      By Hand Delivery or
           By Mail:               By Facsimile Transmission:          Overnight Courier:
   FIRST UNION NATIONAL BANK            (704) 590-7628             FIRST UNION NATIONAL BANK
       OF NORTH CAROLINA          (FOR ELIGIBLE INSTITUTIONS           OF NORTH CAROLINA
  40 BROAD STREET, SUITE 550                 ONLY)                40 BROAD STREET, SUITE 500
   NEW YORK, NEW YORK 10004          Confirm by Telephone:            NEW YORK, NEW YORK
                                        (800) 829-8432

     Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                77 WATER STREET
                               NEW YORK, NY 10005
                         CALL TOLL FREE (800) 549-6864